UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: May 10, 2005

NALCO HOLDING COMPANY

Delaware  011-32342   16-1701300
(State of Incorporation) (Commission File Number) (IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL 60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

A.  At its meeting on May 5, 2005, the Compensation Committee of Nalco Holding Company took the following actions:

1.	Approved a salary increase for 2005 of 4.6% ($11,000) for Louis L. Loosbrock, Group Vice President and President of the Pacific Division. Mr. Loosbrock’s annual salary for 2005 will be $251,000.

2.
Adopted the Nalco Company Supplemental Profit Sharing Plan. This plan allows contributions from eligible participants, including the Company’s named executive officers, that exceed the maximum amount permitted to be made to the Company’s tax-qualified retirement plan, the Nalco Company Profit Sharing and Savings Plan. This supplemental plan includes provisions designed to comply with the new requirements of Section 409A of the Internal Revenue Code for non-qualified deferred compensation. The Supplemental Profit Sharing Plan is attached as an exhibit.

3.
Approved an amendment to an executive death benefit policy that permits executive officers to elect an increase in their benefit under this policy in lieu of some or all of an annual salary increase. Although the Company is contractually liable for payment of the death benefit under this policy, the Company protects against this risk by purchasing life insurance policies on the lives of the participating individuals. The amount of the increase of the death benefit for a given electing employee with respect to the amount of foregone salary is determined by the insurance company from which the Company is purchasing the policy and is based on the underwriters’ assessment of the risk of insuring that individual. A copy of the Death Benefit Agreement form and Addendum to this form is attached as an exhibit.

4.
Approved the addition of two positions—Senior Product Managers and Technical Managers—to the Nalco Company Management Incentive Plan, incorporated by reference from Exhibit 99.1 on Form 8-K of Nalco Holding Company filed on March 1, 2005 (File No. 001-32342). The addition of those employees holding one of these two positions will increase the total number of eligible employees by approximately 5% (from approximately 600 employees including named executive officers to 630 employees) and is estimated to increase the overall projected compensation payable under the plan by less than 5%.

B.  On May 9, 2005, the Compensation Committee of Nalco Holding Company approved the execution of a Change of Control Employment Agreement, attached, for Chief Executive Officer William H. Joyce. This Agreement was anticipated by Dr. Joyce’s previously executed Employment Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Supplemental Profit Sharing Plan
99.2	Death Benefit Agreement and Addendum to Death Benefit Agreement
99.3	Change of Control Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

            NALCO HOLDING COMPANY

            /s/ Stephen N. Landsman
            Secretary

Date: May 10, 2005